Exhibit 99.1
DANAHER REPORTS SECOND QUARTER 2019 RESULTS
WASHINGTON, D.C., July 18, 2019 -- Danaher Corporation (NYSE: DHR) today announced results for the second quarter 2019. For the quarter ended June 28, 2019, net earnings were $731.3 million, or $0.97 per diluted share which represents a 2.0% year-over-year increase from the comparable 2018 period.
Non-GAAP adjusted diluted net earnings per share were $1.19 which represents a 3.5% increase over the comparable 2018 period. For the second quarter 2019, revenues increased 3.5% year-over-year to $5.2 billion, with non-GAAP core revenue growth of 5.5%.
Operating cash flow for the second quarter 2019 was $1.2 billion and non-GAAP free cash flow was $1.0 billion.
For the third quarter 2019, the Company anticipates that diluted net earnings per share will be in the range of $0.86 to $0.89 and non-GAAP adjusted diluted net earnings per share will be in the range of $1.12 to $1.15.
For the full year 2019, the Company now anticipates that diluted net earnings per share will be in the range of $3.38 to $3.43 versus previous guidance of $3.34 to $3.42. The Company is raising its 2019 non-GAAP adjusted diluted net earnings per share guidance to $4.75 to $4.80 versus previous guidance of $4.72 to $4.80.
Thomas P. Joyce, Jr., President and Chief Executive Officer, stated, “We are very pleased by our strong start to 2019, with our team’s execution driving another quarter of 5.5% core revenue growth. We believe that recent investments in innovation and commercial initiatives contributed to share gains in many of our businesses. Combined with solid operating margin expansion and cash flow generation, the strength of our results is a testament to our team and the power of the Danaher Business System.”
Joyce added, “We continue to make progress on our anticipated acquisition of GE Biopharma and the planned initial public offering of our Dental business, which will be called Envista. Both transactions remain on track relative to our previously indicated expectations. We are excited about the opportunities ahead, and we believe the combination of our differentiated portfolio and our team’s DBS-driven execution positions us well to continue our strong performance through 2019 and beyond.”
Danaher will discuss its results during its quarterly investor conference call today starting at 8:00 a.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website, www.danaher.com, under the subheading “Events & Presentations.” A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing 866-503-8675 within the U.S. or by dialing +1 786-815-8792 outside the U.S. a few minutes before the 8:00 a.m. ET start and telling the operator that you are dialing in for Danaher’s investor conference call (access code 8699843). A replay of the conference call will be available shortly after the conclusion of the call and until July 25, 2019. You can access the replay dial-in information on the “Investors” section of Danaher’s website under the subheading “Events & Presentations.” In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Quarterly Earnings.”
ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in the demanding and attractive health care, environmental and applied end-markets. With more than 20 operating companies, Danaher's globally diverse team of approximately 71,000 associates is united by a common culture and operating system, the Danaher Business System, and our Shared Purpose, Helping Realize Life’s Potential. For more information, please visit www.danaher.com.
NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. Calculations of these measures, the reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including the statements regarding the Company’s anticipated financial performance for the third quarter and full year 2019 and opportunities and positioning for 2019 and beyond, the anticipated acquisition of GE Biopharma and initial public offering (“IPO”) of our Dental business, the expected timetable for completing such acquisition and IPO and the anticipated impact thereof on Danaher and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the uncertainty of regulatory approvals with respect to the GE Biopharma acquisition and the timing or conditionality thereof, the parties' ability to satisfy the acquisition agreement conditions and consummate the acquisition of GE Biopharma on the anticipated timetable and terms or at all, Danaher's ability to successfully integrate GE Biopharma's operations and employees with Danaher's existing business, the ability to realize anticipated financial, tax and operational synergies and benefits, GE Biopharma's performance and maintenance of important business relationships, Danaher’s ability to complete the previously-announced IPO of its Dental business on the currently contemplated timeline or at all and achieve the intended benefits thereof, deterioration of or instability in the economy, the markets served by us or GE Biopharma and the financial markets, developments and uncertainties in U.S. policy stemming from the U.S. administration, such as changes in U.S. trade and tariff policies and the reaction of other countries thereto, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our compliance with applicable laws and regulations (including regulations relating to medical devices and the health care industry), the results of our clinical trials and perceptions thereof, our ability to effectively address cost reductions and other changes in the health care industry, our ability to successfully identify and consummate appropriate acquisitions and strategic investments and successfully complete divestitures and other dispositions, our ability to integrate the businesses we acquire and achieve the anticipated benefits of such acquisitions, contingent liabilities relating to acquisitions, investments and divestitures (including tax-related and other contingent liabilities relating to past and future IPOs, split-offs or spin-offs), security breaches or other disruptions of our information technology systems or violations of data privacy laws, the impact of our restructuring activities on our ability to grow, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, changes in tax laws applicable to multinational companies, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, the rights of the United States government to use, disclose and license certain intellectual property we license if we fail to commercialize it, risks relating to product, service or software defects, product liability and recalls, risks relating to product manufacturing, the impact of our debt obligations on our operations and liquidity (including the impact of the additional debt Danaher expects to incur to finance the GE Biopharma acquisition), our relationships with and the performance of our channel partners, uncertainties relating to collaboration arrangements with third-parties, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, the impact of deregulation on demand for our products and services, labor matters, international economic, political, legal, compliance and business factors (including the impact of the United Kingdom’s decision to leave the EU and uncertainty relating to the terms and timing of such separation), disruptions relating to man-made and natural disasters and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2018 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the first quarter of 2019 and second quarter of 2019. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
CONTACT
Matthew E. Gugino
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)
($ and shares in millions, except per share amounts)

	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Sales	$5,156.6	$4,981.0	$10,036.5	$9,676.4
Cost of sales	(2,279.2)	(2,163.9)	(4,441.1)	(4,215.7)
Gross profit	2,877.4	2,817.1	5,595.4	5,460.7
Operating costs:
Selling, general and administrative expenses	(1,671.8)	(1,637.9)	(3,355.2)	(3,239.8)
Research and development expenses	(321.8)	(311.7)	(632.6)	(610.4)
Operating profit	883.8	867.5	1,607.6	1,610.5
Nonoperating income (expense):
Other income, net	6.3	8.3	11.5	16.1
Interest expense	(20.6)	(43.2)	(43.9)	(82.3)
Interest income	26.2	2.5	41.9	3.9
Earnings before income taxes	895.7	835.1	1,617.1	1,548.2
Income taxes	(164.4)	(161.3)	(552.0)	(307.8)
Net earnings	731.3	673.8	1,065.1	1,240.4
Mandatory convertible preferred stock dividends	(22.7)	—	(29.2)	—
Net earnings attributable to common stockholders	$708.6	$673.8	$1,035.9	$1,240.4
Net earnings per common share:
Basic	$0.99	$0.96	$1.45	$1.77
Diluted	$0.97	$0.95	$1.43	$1.75
Average common stock and common equivalent shares outstanding:
Basic	717.6	700.2	712.6	699.4
Diluted	727.9	709.5	723.2	709.5
This information is presented for reference only. A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Adjusted Diluted Net Earnings Per Share

	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2019 [1]	June 29, 2018	June 28, 2019 [1]	June 29, 2018
Diluted Net Earnings Per Share (GAAP)	$0.97	$0.95	$1.43	$1.75
Pretax amortization of acquisition-related intangible assets A	0.24	0.26	0.49	0.50
First half of 2019 pretax Dental business separation costs and costs related to establishing new separate company infrastructure in connection with the Dental business initial public offering, primarily related to incremental salaries, benefits and rent expense B	0.01	—	0.03	—
Pretax transaction costs deemed significant and integration preparation costs related to the anticipated GE Biopharma acquisition C	0.03	—	0.05	—
First quarter 2019 costs and estimated liabilities related to a legal contingency D	—	—	0.05	—
Pretax acquisition-related transaction costs deemed significant and fair value adjustments to inventory, in each case related to the acquisition of IDT and incurred in the second quarter of 2018 E	—	0.02	—	0.02
Pretax gain on resolution of acquisition-related matters recognized in the second quarter of 2018 F	—	(0.01)	—	(0.01)
Tax effect of all adjustments reflected above G	(0.05)	(0.06)	(0.11)	(0.11)
Discrete tax adjustments and other tax-related adjustments H	(0.02)	(0.01)	0.31	(0.01)
Declared dividends on the MCPS assuming “if-converted” method I	0.01	—	0.01	—
Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$1.19	$1.15	$2.26	$2.14
1 Each of the per share amounts above have been calculated assuming the Mandatory Convertible Preferred Stock (“MCPS”) had been converted.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

Forecasted Adjusted Diluted Net Earnings Per Share 2

	Three-Month Period Ending September 27, 2019 [3]		Year Ending December 31, 2019 [3]
	Low End	High End	Low End	High End
Forecasted Diluted Net Earnings Per Share (GAAP)	$0.86	$0.89	$3.38	$3.43
Anticipated pretax amortization of acquisition-related intangible assets A	0.24	0.24	0.97	0.97
Anticipated pretax first half of 2019 Dental business separation costs and costs related to establishing new separate company infrastructure in connection with the Dental business initial public offering, primarily related to incremental salaries, benefits and rent expense B	0.03	0.03	0.09	0.09
Anticipated pretax transaction costs deemed significant and integration preparation costs related to the anticipated GE Biopharma acquisition C	0.03	0.03	0.14	0.14
First quarter 2019 costs and estimated liabilities related to a legal contingency D	—	—	0.05	0.05
Tax effect of all adjustments reflected above G	(0.05)	(0.05)	(0.23)	(0.23)
Discrete tax adjustments and other tax-related adjustments H	—	—	0.31	0.31
Declared and anticipated dividends on the MCPS assuming “if-converted” method I	0.01	0.01	0.04	0.04
Forecasted Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$1.12	$1.15	$4.75	$4.80

[2]
These forward-looking estimates do not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as certain future gains or losses on the sale of investments, acquisition or divestiture-related gains or charges, discrete tax items and legal contingency provisions.

[3]	Each of the per share amounts above was calculated assuming MCPS had been converted.
See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

Core Revenue Growth 4

	% Change Three-Month Period Ended June 28, 2019 vs. Comparable 2018 Period	% Change Six-Month Period Ended June 28, 2019 vs. Comparable 2018 Period
Total sales growth (GAAP)	3.5%	3.5%
Less the impact of:
Acquisitions	(1.0)%	(1.5)%
Currency exchange rates	3.0%	3.5%
Core revenue growth (Non-GAAP)	5.5%	5.5%

[4]
We use the term “core revenue” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to divested businesses or product lines not considered discontinued operations (“acquisitions”) and (2) the impact of currency translation. The portion of GAAP revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

Reconciliation of Operating Cash Flows (GAAP) to Free Cash Flow (Non-GAAP)

	Three-Month Period Ended		Three-Month Period Ended		Six-Month Period Ended
($ in millions)	March 29, 2019	March 30, 2018	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Net Operating Cash Used in Investing Activities (GAAP)	$(498.5)	$(122.7)	$(228.9)	$(2,242.6)	$(727.4)	$(2,365.3)
Net Operating Cash Provided by (Used in) Financing Activities (GAAP)	2,877.8	(321.7)	605.0	1,172.1	3,482.8	850.4

Net Operating Cash Provided by Operating Activities (GAAP)	$703.3	$828.9	$1,171.5	$1,036.0	$1,874.8	$1,864.9
Less: payments for additions to property, plant and equipment (capital expenditures) (GAAP)	(155.7)	(137.9)	(180.8)	(153.8)	(336.5)	(291.7)
Plus: proceeds from sales of property, plant and equipment (capital disposals) (GAAP)	0.8	0.4	11.3	1.0	12.1	1.4
Free Cash Flow (Non-GAAP)	$548.4	$691.4	$1,002.0	$883.2	$1,550.4	$1,574.6

Net Earnings (GAAP)	$333.8	$566.6	$731.3	$673.8	$1,065.1	$1,240.4
Free Cash Flow to Net Earnings Conversion Ratio (Non-GAAP)	1.64	1.22	1.37	1.31	1.46	1.27

Adjusted Diluted Shares Outstanding

					Forecasted
	Three-Month Period Ended			Year Ended	Three-Month Period Ending	Year Ending
(shares in millions)	June 28, 2019	June 29, 2018	September 28, 2018	December 31, 2018	September 27, 2019	December 31, 2019
Average common stock and common equivalent shares outstanding - diluted	727.9	709.5	710.6	710.2	730.0	727.1
Converted shares [5]	11.9	—	—	—	11.9	10.0
Adjusted average common stock and common equivalent shares outstanding - diluted	739.8	709.5	710.6	710.2	741.9	737.1

[5]
The number of converted shares assumes the conversion of all 1.65 million shares of common stock underlying the MCPS applying the “if-converted” method of accounting and using an average 20 trading-day trailing volume weighted average price (“VWAP”) of $139.04 as of June 28, 2019.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

A
Amortization of acquisition-related intangible assets in the following historical and forecasted periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

					Forecasted
	Three-Month Period Ended		Six-Month Period Ended		Three-Month Period Ending	Year Ending
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018	September 27, 2019	December 31, 2019
Pretax	$178.8	$181.1	$358.7	$353.4	$179.2	$717.1
After-tax	143.4	144.3	287.7	281.3	143.4	574.4

B
Pretax costs incurred (or anticipated to be incurred, as applicable) in the three-month period ended June 28, 2019, ($11 million pretax as reported in this line item, $9 million after-tax), the six-month period ended June 28, 2019 ($22 million pretax as reported in this line item, $19 million after-tax), the three-month period ending September 27, 2019 ($25 million pretax as reported in this line item, $22 million after-tax) and the year ending December 31, 2019 ($64 million pretax as reported in this line item, $55 million after-tax) related to preparation for the anticipated Dental business separation and initial public offering primarily related to professional fees for legal, tax, finance and information technology services and duplicative general and administrative costs related to establishing a public company infrastructure for the business including incremental salaries, benefits and rent expense.

C
Pretax costs incurred (or anticipated to be incurred, as applicable) for transaction costs deemed significant and integration preparation costs in the three-month period ended June 28, 2019, ($18 million pretax as reported in this line item, $16 million after-tax), the six-month period ended June 28, 2019 ($33 million pretax as reported in this line item, $29 million after-tax) the three-month period ending September 27, 2019 ($20 million pretax as reported in this line item, $18 million after-tax) and the year ending December 31, 2019 ($102 million pretax as reported in this line item, $92 million after-tax) related to the anticipated GE Biopharma acquisition. The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for Danaher in a given period.

D
Provision for potential costs and liabilities in connection with a legal contingency ($36 million pretax as presented in this line item, $29 million after-tax) recorded in the three-month period ended March 29, 2019.

E
Acquisition-related transaction costs deemed significant ($15 million pretax as presented in this line item, $13 million after-tax), and fair value adjustments to inventory ($1 million pretax as presented in this line item, $0.8 million after-tax), in each case related to the acquisition of IDT and incurred in the three and six-month periods ended June 29, 2018.

F
Net gains on resolution of acquisition-related matters in the Life Sciences segment ($9 million pretax as presented in this line item, $7 million after-tax) for the three and six-month periods ended June 29, 2018.

G
This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. In addition, the footnote above indicates the after-tax amount of each individual adjustment item. Danaher estimates the tax effect of each adjustment item by applying Danaher’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment. The MCPS dividends are not tax deductible and therefore the tax effect of the adjustments does not include any tax impact of the MCPS dividends.

H
Discrete tax adjustments and other tax-related adjustments for the three-month period ended June 28, 2019 includes the impact of net discrete tax gains of $15 million or $0.02 per diluted share. Discrete tax adjustments and other tax-related adjustments for the six-month period ended June 28, 2019 includes the impact of net discrete tax charges of $227 million or $0.31 per diluted share. The discrete tax matters relate primarily to changes in estimates associated with prior period uncertain tax positions and audit settlements, net of the release of valuation allowances associated with certain foreign tax credits and tax benefits resulting from a change in law and excess tax benefits from stock-based compensation realized in the three-month and six-month periods ended June 28, 2019 in excess of anticipated levels. The Company anticipates excess tax benefits from stock compensation of approximately $7 million per quarter and therefore excludes benefits in excess of this amount in the calculation of Adjusted Diluted Net Earnings Per Share.

I
In March 2019, the Company issued $1.65 billion in aggregate liquidation preference of our 4.75% MCPS. Dividends on the MCPS are payable on a cumulative basis at an annual rate of 4.75% on the liquidation preference of $1,000 per share. Unless earlier converted, each share of MCPS will automatically convert on April 15, 2022 into between 6.6373 and 8.1306 shares of Danaher’s common stock, subject to further anti-dilution adjustments. The number of shares of Danaher’s common stock issuable on conversion of the MCPS will be determined based on the VWAP per share of our common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately before April 15, 2022. For the purposes of calculating adjusted earnings per share, the Company has excluded the anticipated MCPS dividends and assumed the “if-converted” method of share dilution (the incremental shares of common stock deemed outstanding applying the “if-converted” method of calculating share dilution are referred to as the “Converted Shares.”) The

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

Company believes that using the “if-converted” method provides additional insight to investors on the anticipated impact of the MCPS once they are converted into common stock no later than April 15, 2022.

Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that these measures provide useful information to investors by offering additional ways of viewing Danaher Corporation’s (“Danaher” or the “Company”) results that, when reconciled to the corresponding GAAP measure, help our investors to:

•	with respect to Adjusted Diluted Net Earnings Per Share, understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers;

•	with respect to core revenue, identify underlying growth trends in our business and compare our revenue performance with prior and future periods and to our peers; and

•
with respect to free cash flow (the “FCF Measure”), understand Danaher’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).

Management uses these non-GAAP measures to measure the Company’s operating and financial performance, and uses core revenue and non-GAAP measures similar to Adjusted Diluted Net Earnings Per Share and the FCF Measure in the Company’s executive compensation program.
The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:

•	With respect to Adjusted Diluted Net Earnings Per Share:

◦
We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

◦
We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Danaher Business System. Because these restructuring plans are incremental to the core activities that arise in the ordinary course of our business and we believe are not indicative of Danaher’s ongoing operating costs in a given period, we exclude these costs from the calculation of Adjusted Diluted Net Earnings Per Share to facilitate a more consistent comparison of operating results over time.

◦
With respect to the other items excluded from Adjusted Diluted Net Earnings Per Share, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult. For example, the first quarter 2019 legal contingency charges excluded from Adjusted Earnings Per Share were excluded because legal contingencies of this nature and amount are atypical for our businesses, infrequent and not representative of a trend in our underlying business.

•
With respect to core revenue, (1) we exclude the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.

•
With respect to the FCF Measure, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.